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                                                                     EXHIBIT 2.1


                         UNITED STATES BANKRUPTCY COURT
                      FOR THE WESTERN DISTRICT OF LOUISIANA
                               OPELOUSAS DIVISION

IN RE:                                 )
                                       )
PETSEC ENERGY INC.                     )          CASE NO. 00BK-50741
                                       )             (CHAPTER 11)
DEBTOR.                                )



                           PLAN OF REORGANIZATION FOR
                               PETSEC ENERGY INC.

                               DATED JUNE 30, 2000




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                                TABLE OF CONTENTS


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
                                             ARTICLE I.

                                DEFINITIONS, RULES OF INTERPRETATION,
                                       AND COMPUTATION OF TIME

1.1   Definitions..............................................................................1
1.2   Rules of Interpretation..................................................................9
1.3   Computation of Time......................................................................9
1.4   Reorganized Debtor.......................................................................9

                                             ARTICLE II.

                                   TREATMENT OF ADMINISTRATIVE CLAIMS

2.1   Treatment................................................................................9
2.2   Bar Dates for Certain Administrative Claims.............................................10

                                             ARTICLE III.

                             CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

3.1   Introduction............................................................................11
3.2   Classes of Claims and Equity Interests..................................................11

                                            ARTICLE IV.

                              PROVISIONS FOR TREATMENT OF ALLOWED CLAIMS
                                    AND EQUITY INTERESTS IN PETSEC

4.1   Class 1:  Allowed Priority Claims.......................................................11
4.2   Class 2:  Allowed Secured Claims, Excluding Claims of Foothill..........................12
4.3   Class 3:  Allowed Secured Claim of Foothill.............................................12
4.4   Class 4:  Allowed Convenience Claims....................................................12
4.5   Class 5:  Allowed General Unsecured Claims, Excluding Claims of the Noteholders.........13
4.6   Class 6:  Allowed General Unsecured Claims of the Noteholders...........................13
4.7   Class 7:  Allowed Subordinated Claims...................................................15
4.8   Class 8:  Allowed Equity Interests......................................................16

                                              ARTICLE V.

                                 MEANS FOR IMPLEMENTATION OF THE PLAN

5.1   Conditions Precedent to the Effective Date..............................................16
5.2   Continued Corporate Existence...........................................................16
5.3   Corporate Charter and By-laws...........................................................16
5.4   Cancellation of Existing Equity Interests...............................................17
5.5   Authorization to Issue New Petsec Stock.................................................17
5.6   Director and Officer; Effectuating Documents; Further Transactions......................17
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
5.7   Cancellation of Indenture and Notes.....................................................17

                                              ARTICLE VI.

                                        THE REORGANIZED DEBTOR

6.1   Rights and Powers of the Reorganized Debtor.............................................18
6.2   Additional Obligations of the Reorganized Debtor........................................18
6.3   Compensation of the President and Director..............................................19
6.4   Indemnification.........................................................................19
6.5   Authority to Object to Claims and to Settle Disputed Claims.............................19
6.6   Preservation of Rights of Action; Settlement of Litigation Claims.......................20

                                             ARTICLE VII.

                                       CREDITORS' COMMITTEE AND
                                     PLAN ADMINISTRATION COMMITTEE

7.1   Dissolution of Creditors' Committee.....................................................20
7.2   Creation of Plan Administration Committee...............................................21
7.3   Procedures..............................................................................21
7.4   Function................................................................................21
7.5   Duration................................................................................22
7.6   Compensation and Expenses...............................................................22
7.7   Retention of Professionals..............................................................22
7.8   Liability; Indemnification..............................................................22

                                             ARTICLE VIII.

                                  ACCEPTANCE OR REJECTION OF THE PLAN

8.1   Classes Entitled to Vote................................................................23
8.2   Acceptance by Impaired Classes..........................................................23
8.3   Cramdown................................................................................23

                                            ARTICLE IX.

                             PROVISIONS GOVERNING DISTRIBUTIONS GENERALLY

9.1   Distributions For Claims Allowed as of the Effective Date...............................24
9.2   IRS Form W-9............................................................................24
9.3   Distributions Generally.................................................................24
9.4   Delivery of Distributions...............................................................24
9.5   Setoffs.................................................................................24
9.6   Duty to Disgorge Overpayments...........................................................25
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

                                            ARTICLE X.



                        ARTICLE X. DISTRIBUTIONS TO HOLDERS OF ALLOWED CLASS 5
                                   CLAIMS AND ALLOWED CLASS 6 CLAIMS

10.1  Initial Cash Distribution...............................................................25
10.2  Subsequent Cash Distributions...........................................................25
10.3  Distributions of New Common Stock.......................................................25

                                            ARTICLE XI.

                            RESERVES ADMINISTERED BY THE REORGANIZED DEBTOR

11.1  Establishment of Distribution Reserve Accounts..........................................27
11.2  Undeliverable Distribution Reserve......................................................27
11.3  Disputed Claims Reserve for Classes 5 and 6.............................................28
11.4  Carve-Out Reserve for Senior Management and PUSA........................................28

                                             ARTICLE XII.

                                  PROCEDURES FOR RESOLVING DISPUTED,
                                  CONTINGENT AND UNLIQUIDATED CLAIMS

12.1  Objection Deadline; Prosecution of Objections...........................................29
12.2  No Distributions Pending Allowance......................................................30

                                             ARTICLE XIII.

                                   TREATMENT OF EXECUTORY CONTRACTS
                                         AND UNEXPIRED LEASES

13.1  Rejected Contracts and Leases...........................................................30
13.2  Bar Date for Rejection Damage Claims....................................................30
13.3  Cure Payments; Future Performance.......................................................31

                                             ARTICLE XIV.

                                     MODIFICATIONS AND AMENDMENTS


                                             ARTICLE XV.

                                            JURISDICTION

15.1  Retention...............................................................................31

                                            ARTICLE XVI.

                                       EFFECTS OF CONFIRMATION

16.1  Binding Effect..........................................................................33
16.2  Moratorium, Injunction and Limitation of Recourse For Payment...........................33
16.3  Exculpation and Limitation of Liability.................................................33
16.4  Release of Officers, Directors, Employees and Representatives...........................34
16.5  Insurance...............................................................................34
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


                                           ARTICLE XVII.

                                             DISCHARGE

17.1  Discharge...............................................................................34
17.2  Vesting.................................................................................34

                                           ARTICLE XVIII.

                                       MISCELLANEOUS PROVISIONS

18.1  Payment of Statutory Fees...............................................................35
18.2  Revocation, Withdrawal or Non-Consummation..............................................35
18.3  Severability of Plan Provisions.........................................................35
18.4  Successors and Assigns..................................................................35
18.5  Term of Injunction or Stays.............................................................36
18.6  Governing Law...........................................................................36
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                                  INTRODUCTION

         PETSEC ENERGY INC. ("Petsec" or the "Debtor") hereby proposes the following Plan of Reorganization (the "Plan") for the resolution of Petsec's outstanding Claims and Equity Interests. Reference is made to the Disclosure Statement, distributed contemporaneously herewith, for a discussion of the Debtor's history, business, properties and operations, a summary and analysis of the Plan, and certain related matters. The Debtor is the proponent of this Plan within the meaning of Bankruptcy Code Section 1129. Subject to certain restrictions and requirements set forth in Bankruptcy Code Section 1127 and Bankruptcy Rule 3019, the Debtor reserves the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

                                   ARTICLE I.

                      DEFINITIONS, RULES OF INTERPRETATION,
                             AND COMPUTATION OF TIME

1.1      DEFINITIONS.

         For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

         1.1.1 "Administrative Claim" or "Administrative Expense" means a Claim for payment of an administrative expense of a kind specified in Bankruptcy Code
Section 503(b) or 1114(e)(2) and entitled to priority pursuant to Bankruptcy Code Section 507(a)(1).

         1.1.2 "Administrative Claims Reserve" means the reserve maintained by the Reorganized Debtor to pay (a) Administrative Claims and (b) Priority Claims.

         1.1.3 "Affiliate" shall have the meaning set forth in Bankruptcy Code
Section 101(2).

         1.1.4 "Allowed Amount" means the amount of any Allowed Claim.

         1.1.5 "Allowed Claim" means a Claim or any portion thereof (a) that has been allowed by a Final Order, (b) that either has been Scheduled as a liquidated, non-contingent, undisputed Claim in an amount greater than zero in the Debtor's Schedules, as the same may from time to time be amended in accordance with the Bankruptcy Code, Bankruptcy Rules or order of the Bankruptcy Court, or is the subject of a timely filed proof of Claim as to which either no objection to its allowance has been filed (either by way of objection or amendment to the Schedules) within the periods of limitation fixed by the


PLAN OF REORGANIZATION FOR PETSEC ENERGY INC. - PAGE 1.

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Bankruptcy Code or by any order of the Bankruptcy Court, or any objection to its allowance has been settled, waived through payment, or withdrawn, or has been denied by a Final Order, or (c) that is expressly allowed in a liquidated amount in the Plan; provided, however, that with respect to an Administrative Claim, "Allowed Claim" means an Administrative Claim as to which a timely request for payment has been made in accordance with this Plan (if such written request is required) or other Administrative Claim, in each case as to which (a) a timely objection has not been filed, or (b) a timely objection is filed and such objection has been settled, waived through payment, or withdrawn, or has been denied by a Final Order.

         1.1.6 "Allowed ... Claim" means an Allowed Claim of the particular type or Class described.

         1.1.7 "Applicable Distribution Date" means for a particular holder of an Allowed Claim the later of (a) the Distribution Date, (b) the tenth (10th) Business Day following the date upon which the Claim becomes an Allowed Claim, or (c) the date on which the holder of the Allowed Claim complies with the provisions of this Plan.

         1.1.8 "Available Cash" means a sum of Cash as of the Effective Date and each Available Cash Determination Date computed as follows: (Cash held by Reorganized Debtor + Projected Revenue) - (Projected Expenses + Cash on deposit in the Distribution Reserve Accounts + Operating Reserve) = Available Cash.

         1.1.9 "Available Cash Determination Date" means December 31, March 31, June 30 and September 30 of each year.

         1.1.10 "Ballot Return Date" means 4:00 p.m. Central time on ____________, unless and to the extent such date is extended by the Plan Proponent.

         1.1.11 "Ballots" means each of the ballot forms distributed with the Disclosure Statement to holders of Impaired Claims and Equity Interests entitled to vote in connection with the solicitation of acceptances of the Plan.

         1.1.12 "Bankruptcy Code" means title 11 of the United States Code, as in effect on the date hereof.

         1.1.13 "Bankruptcy Court" means the United States Bankruptcy Court for the Western District of Louisiana, Opelousas Division, or such other court as may have jurisdiction over the Chapter 11 Case.

         1.1.14 "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Case or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Case or proceedings therein, as the case may be.


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         1.1.15 "Business Day" means any day, excluding Saturdays, Sundays or
"legal holidays" (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in Lafayette, Louisiana.

         1.1.16 "Carve-Out" means the carve-out from the distributions to the Noteholders on account of the Allowed Class 6 Claims as described in Section
4.6.3 of this Plan.

         1.1.17 "Carve-Out Reserve" means the segregated interest bearing account established by the Reorganized Debtor for Senior Management and PUSA in accordance with Section 12.4 of this Plan.

         1.1.18 "Cash" means legal tender of the United States or equivalents thereof.

         1.1.19 "Chapter 11 Case" or "Case" means the Chapter 11 bankruptcy case of Petsec styled In re Petsec Energy Inc., Debtor, Case No. 00BK-50741, pending in the Western District of Louisiana, Opelousas Division.

         1.1.20 "Claim" means a claim against Petsec, as defined in Bankruptcy Code Section 101(5).

         1.1.21 "Claimant" means a holder of a Claim.

         1.1.22 "Class" means a category of holders of Claims or Equity Interests, as described in Article III below.

         1.1.23 "Collateral" means any property or interest in property of the Estate of the Debtor that is subject to an unavoidable Lien to secure payment and performance of a Claim.

         1.1.24 "Confirmation" means entry by the Bankruptcy Court of the Confirmation Order confirming this Plan.

         1.1.25 "Confirmation Date" means the date of entry by the Bankruptcy Court of the Confirmation Order.

         1.1.26 "Confirmation Hearing" means the hearing(s) to consider Confirmation of the Plan under Bankruptcy Code Section 1128.

         1.1.27 "Confirmation Order" means the order entered by the Bankruptcy Court confirming the Plan.

         1.1.28 "Convenience Claim" means an Allowed Unsecured Claim that is (a) $5,000.00 or less, or (b) more than $5,000.00 if the holder of such Claim has elected, on a timely basis, to reduce its Claim to $5,000.00.

         1.1.29 "Creditors' Committee" means the Official Committee of Unsecured Creditors appointed by the United States Trustee in the Chapter 11 Case.


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         1.1.30 "Cure" means the distribution within a reasonable period of time following the Effective Date of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to Bankruptcy Code Section 365(b), in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

         1.1.31 "Debtor" means Petsec Energy Inc., a Nevada corporation.

         1.1.32 "Disallowed Claim" means a Claim, or any portion thereof, that
(a) has been disallowed by a Final Order, (b) is Scheduled at zero or as contingent, disputed, or unliquidated and as to which a proof of Claim bar date has been established but no proof of Claim has been filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, and (c) is not Scheduled and as to which a proof of Claim bar date has been established but no proof of Claim has been filed or deemed timely filed under applicable law.

         1.1.33 "Disclosure Statement" means the written disclosure statement that relates to the Plan, as approved by the Bankruptcy Court pursuant to Bankruptcy Code Section 1125 and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified, or supplemented from time to time.

         1.1.34 "Disputed Claim" means a Claim, or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim, including, but not limited to, Claims (a)(i) that have not been Scheduled, or (ii) have been Scheduled at zero or as contingent, unliquidated or disputed, (b) that are subject to a proof of Claim that differs in nature, amount or priority from the Schedules, (c) the allowance or disallowance of which are not yet the subject of a Final Order, or
(d) that are the subject of an objection filed by the Debtor or Reorganized Debtor with the Bankruptcy Court and which objection has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

         1.1.35 "Disputed Claims Deposit" means the amount of Cash that a holder of a Class 5 or 6 Disputed Claim would have received in connection with a distribution by Reorganized Debtor if such Claim had been an Allowed Claim as of the Distribution Date in an amount that is the lesser of (a) its Face Amount, and (b) the amount estimated as allowable by the Bankruptcy Court; provided, however, that the amount of a Disputed Claim Deposit may be established by Bankruptcy Court order.

         1.1.36 "Disputed Equity Interest" means an Equity Interest that is subject to an objection filed by the Debtor or Reorganized Debtor with the Bankruptcy Court and which objection has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.


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         1.1.37 "Disputed Claims Reserve" means the segregated interest bearing account established and maintained by Reorganized Debtor for Classes 5 and 6 in accordance with Section 12.3 of this Plan.

         1.1.38 "Distribution Date" means with respect to each Claim the date specified in the Plan for distributions to particular Classes of Claims.

         1.1.39 "Distribution Reserve Accounts" shall mean the Administrative Claims Reserve, Undeliverable Distribution Reserve, the Disputed Claims Reserve and the Carve-Out Reserve established by the Reorganized Debtor pursuant to this Plan.

         1.1.40 "Effective Date" means the later of (a) the final Business Day on which no stay of the Confirmation Order is in effect that is after ten (10) or more days (as calculated in accordance with Bankruptcy Rule 9006) (a), following the Confirmation Date, or (b) the date following the Confirmation Date by which one or more sales of all of Petsec's interest in the "Proved Developed Reserves" as identified in the Reserve Report have been closed.

         1.1.41 "Equity Interest" means the existing shares of capital stock of Petsec.

         1.1.42 "Estate" means the estate of Petsec created under Bankruptcy Code Section 541.

         1.1.43 "Face Amount" means (a) when used in reference to a Disputed or Disallowed Claim, the full stated amount claimed by the holder of such Claim in any proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

         1.1.44 "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket of the Chapter 11 Case, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review, rehearing or certiorari has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

         1.1.45 "Foothill" means Foothill Capital Corporation, the Debtor's senior secured lender.

         1.1.46 "General Unsecured Claim" or "Unsecured Claim" means a Claim that is not an Administrative Claim; Priority Claim; Convenience Claim; Secured Claim; a Claim based on fines, penalties, or punitive damages or a Subordinated Claim.

         1.1.47 "HLHZ" means Houlihan Lokey Howard & Zukin Capital, L.P.

         1.1.48 "Impaired ..." means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of Bankruptcy Code Section 1124.


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         1.1.49 "Indenture" means the Indenture dated as of June 13, 1997 between Petsec and The Bank of New York, as trustee, relating to the $100,000,000 principal amount of 9-1/2% Senior Subordinated Notes Due 2007 issued by Petsec.

         1.1.50 "Indenture Trustee" means The Bank of New York as trustee under the Indenture.

         1.1.51 "Indenture Trustee Claim" means the reasonable fees and expenses of the Indenture Trustee under the Indenture incurred in its capacity as such, including the reasonable fees and expenses of its counsel.

         1.1.52 "Insider" shall have the meaning set forth in Bankruptcy Code
Section 101(31).

         1.1.53 "Lien" means any charge against or interest in property to secure payment of a debt or performance of an obligation.

         1.1.54 "New Common Stock" means the new common stock of the Reorganized Debtor to be issued by the Reorganized Debtor pursuant to the Plan.

         1.1.55 "Noteholders" means the beneficial owners and holders of the 9 1/2% Senior Subordinated Notes due 2007 issued by Petsec.

         1.1.56 "Notes" means the 9 1/2% Senior Subordinated Notes due 2007 issued by Petsec.

         1.1.57 "Operating Reserve" means the amount of Cash determined in accordance with this Plan to be held in reserve for payment of ongoing operating expenses of the Reorganized Debtor as of the applicable Available Cash Determination Date.

         1.1.58 "Person" means an individual, corporation, partnership, governmental unit, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, or other entity.

         1.1.59 "Petition Date" means April 13, 2000.

         1.1.60 "Petsec" means Petsec Energy Inc., a Nevada corporation.

         1.1.61 "Plan" means this plan of reorganization proposed by the Debtor as it may be amended from time to time in accordance with the Bankruptcy Code and Bankruptcy Rules.

         1.1.62 "Plan Administration Committee" means the committee established pursuant to this Plan to monitor implementation of the Plan, and take such other actions as are set forth in the Plan or as may be approved by the Bankruptcy Court.

         1.1.63 "Plan Documents" means the exhibits to the Plan filed with the Bankruptcy Court at least ten (10) days prior to the Confirmation Hearing.


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         1.1.64 "Plan Proponent" means the Debtor.

         1.1.65 "Priority Claim" means a Claim entitled to priority pursuant to Bankruptcy Code Section 507(a) other than an Administrative Claim.

         1.1.66 "Professional" means any professional employed in the Chapter 11 Case pursuant to Bankruptcy Code Sections 327 or 1103 or otherwise and the professionals seeking compensation or reimbursement of expenses in connection with the Chapter 11 Case pursuant to Bankruptcy Code Section 503(b)(4).

         1.1.67 "Professional Fee Claim" means a Claim of a Professional for compensation for services rendered, and/or reimbursement of costs and expenses incurred, after the Petition Date and prior to and including the Effective Date.

         1.1.68 "Projected Expenses" means a projection prepared by the Reorganized Petsec and approved by the Plan Administration Committee of expenses of the Reorganized Petsec during the six (6) month period following the applicable Available Cash Determination Date. The payment obligations under the Plan during that six (6) month period to holders on account of Administrative Claims, Classes 1, 2, 3, 4, 5 and 6, the PUSA Carve-Out and the Senior Management Carve-Out shall be included in the calculation of Projected Expenses.

         1.1.69 "Projected Revenues" means a projection prepared by the Reorganized Debtor and approved by the Plan Administration Committee of revenues of the Reorganized Debtor during the six (6) month period following the applicable Available Cash Determination Date.

         1.1.70 "Pro Rata" means the proportion that the amount of an Allowed Claim in Class 5 or Class 6 bears to the aggregate amount of all Claims in such Classes, including, Disputed Claims, but not including Disallowed Claims.

         1.1.71 "PUSA" means Petsec (USA) Inc., a Nevada corporation and the parent company of the Debtor.

         1.1.72 "PUSA Carve-Out" or "PUSA Carve-Out Amounts" means the distributions from the Carve-Out that shall be made to PUSA.

         1.1.73 "Reorganized Debtor" or "Reorganized Petsec" means Petsec Energy Inc., a Nevada corporation, on and after the Effective Date.

         1.1.74 "Reserve Report" means that certain Reserve Report dated July 1, 2000, as prepared by Ryder Scott Company L.P., Petroleum Consultants, for the Debtor.

         1.1.75 "Scheduled" means, with respect to any Claim or Equity Interest, the status and amount, if any, of such Claim or Equity Interest as set forth in the Schedules.

         1.1.76 "Schedules" means the Schedules of Assets and Liabilities and the Statement of Financial Affairs filed in the Bankruptcy Court by Petsec, as such schedules


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or statement have been or may be further amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or order of the Bankruptcy Court.

         1.1.77 "Secured Claim" means a Claim, other than a Setoff Claim, that is secured by a security interest in or Lien upon property, or the proceeds of the sale of such property, in which the Debtor has an interest, to the extent of the value, as of the Effective Date or such later date as is established by the Bankruptcy Court, of such interest or Lien as determined by a Final Order of the Bankruptcy Court pursuant to Bankruptcy Code Section 506 or as otherwise agreed upon in writing by the Debtor or the Reorganized Debtor and the holder of such Claim.

         1.1.78 "Senior Management" means the following employees of the Debtor:
John T. Bellatti; Howard H. Wilson; William R. Sack; James E. Slatten, III; and Ross A. Keogh.

         1.1.79 "Senior Management Carve-Out" or "Senior Management Carve-Out Amount" means the distributions under the Carve-Out that shall be made to Senior Management as provided for by the Severance and Retention Order.

         1.1.80 "Senior Management Severance" means the "Guaranteed Payment" for the Senior Management under their employment agreements or otherwise in an aggregate amount not to exceed $491,303, as approved by the Severance and Retention Order.

         1.1.81 "Setoff Claim" means a Claim of a holder that has a valid right of setoff with respect to such Claim, which right is enforceable under Bankruptcy Code Section 553 as determined by a Final Order or as otherwise agreed in writing by Debtor or Reorganized Debtor, to the extent of the amount subject to such right of setoff.

         1.1.82 "Severance and Retention Order" means that certain Order Authorizing Continuation of Year 2000 Severance Plan, Assumption of Modified Key Employment Agreements and Approval of Senior Management and Key Employee Incentives that was entered by the Bankruptcy Court on June 20, 2000, and is a Final Order.

         1.1.83 "Subordinated Claims" means the Claims of PUSA on account of its subordinated shareholder loan of approximately $37 million.

         1.1.84 "Transaction Broker" means HLHZ, the transaction broker for the sale of the Debtor's assets retained pursuant to a Final Order of the Bankruptcy Court.

         1.1.85 "Undeliverable or Unclaimed Distribution" means distributions by the Reorganized Debtor pursuant to this Plan that are either (a) attributable to holders of Allowed Claims that have failed to prepare, execute and return to the Reorganized Debtor an Internal Revenue Service Form W-9, or (b) returned to the Reorganized Debtor as undeliverable or otherwise unclaimed.


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         1.1.86 "Undeliverable Distribution Reserve" means a segregated interest bearing account to be established by the Reorganized Debtor pursuant to the Plan.

         1.1.87 "Unimpaired Claim" means a Claim that is not an Impaired Claim.

         1.1.88 "Voting Deadline" means the date and time, as fixed by an order of the Bankruptcy Court and set forth in the Disclosure Statement, by which all Ballots to accept or reject the Plan must be received in order to be counted.

1.2      RULES OF INTERPRETATION.

         For purposes of the Plan (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan, (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in Bankruptcy Code Section 102 and in the Bankruptcy Rules shall apply.

1.3      COMPUTATION OF TIME.

         In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.


1.4      REORGANIZED DEBTOR.

         The Plan shall be liberally construed for the benefit of the Debtor and the Reorganized Debtor regarding the interchangeability of the term "Debtor" and the term "Reorganized Debtor".

                                  ARTICLE II.

                       TREATMENT OF ADMINISTRATIVE CLAIMS

2.1      TREATMENT.

         Except as otherwise provided for herein, each holder of an Allowed Administrative Claim shall be paid either (a) the amount of such holder's Allowed Claim in one Cash payment on the later of the Effective Date or the date such Claim becomes an Allowed

Claim by Final Order (or as soon as reasonably practicable thereafter), or (b) such other treatment that may be agreed upon in writing by the Reorganized Debtor and such holder.

2.2      BAR DATES FOR CERTAIN ADMINISTRATIVE CLAIMS.

         2.2.1. Administrative Claims.

         The Confirmation Order shall establish an Administrative Claims bar date for filing Administrative Claims, which shall be 45 days after the Effective Date. Holders of asserted Administrative Claims, except for Professional Fee Claims, not paid prior to the Effective Date shall submit applications for approval of such Claims on or before such Administrative Claims bar date or forever be barred from doing so; provided, however, that holders of Administrative Claims incurred and paid by the Debtor in the ordinary course of business during the Chapter 11 Case shall be deemed Allowed Claims and shall not be required to submit applications for approval of such Administrative Claims.

         2.2.2. Professional Fee Claims; Substantial Contribution Claims.

         All requests for compensation or reimbursement for Professional Fee Claims pursuant to Bankruptcy Code Sections 327, 328, 330, 331, 503(b) or 1103 for services rendered to the Debtor or Creditors' Committee prior to the Effective Date (including requests under Bankruptcy Code Section 503(b)(4) by any Professional or other Person for making a substantial contribution in the Chapter 11 Case) or Indenture Trustee Claims shall file and serve on the Reorganized Debtor and the Plan Administration Committee an application for final allowance of compensation and reimbursement of expenses no later than 45 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court.

         Subject to the approval of the Bankruptcy Court upon any dispute by Reorganized Petsec as set forth below, the reasonable fees and expenses incurred by the Indenture Trustee and its counsel on or after the Petition Date through and including the Effective Date will be paid on or as soon as practicable after the Effective Date. To the extent, after being furnished with normal supporting documents for such fees and expenses, Reorganized Petsec disputes the reasonableness of any such fees and expenses, Reorganized Petsec shall pay such fees and expenses as are not disputed, and shall submit to the Indenture Trustee a written list of specific fees and expenses viewed by Reorganized Petsec as not being reasonable. To the extent that Reorganized Petsec and the Indenture Trustee are unable to resolve the dispute, the dispute shall be resolved by the Bankruptcy Court.

                                  ARTICLE III.

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

3.1      INTRODUCTION.

         All Claims and Equity Interests, except Administrative Claims, are placed in the Classes set forth below. In accordance with Bankruptcy Code
Section 1123(a)(1), Administrative Claims have not been classified.

         A Claim or Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Equity Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

3.2      CLASSES OF CLAIMS AND EQUITY INTERESTS.

         3.2.1 Classification of Claims and Equity Interests. The Plan classifies Claims and Equity Interests as follows:

         1. Class 1: Allowed Priority Claims.

         2. Class 2: Allowed Secured Claims, Excluding Claim of Foothill.

         3. Class 3: Allowed Secured Claim of Foothill.

         4. Class 4: Allowed Convenience Claims.

         5. Class 5: Allowed General Unsecured Claims, Excluding Claims of the
                     Noteholders.

         6. Class 6: Allowed General Unsecured Claims of the Noteholders.

         7. Class 7: Allowed Subordinated Claims of PUSA.

         8. Class 8: Allowed Equity Interests.

         3.2.2 Designation of the Classes Impaired. Classes 5, 6, 7 and 8 are Impaired. Classes 1, 2, 3 and 4 are Unimpaired.

                                  ARTICLE IV.

                   PROVISIONS FOR TREATMENT OF ALLOWED CLAIMS
                         AND EQUITY INTERESTS IN PETSEC

4.1      CLASS 1:  ALLOWED PRIORITY CLAIMS.

         Each holder of an Allowed Priority Claim shall be paid either (a) the amount of such holder's Allowed Claim in one Cash payment on the later of the Effective Date or the date such Claim becomes an Allowed Claim by Final Order (or as soon as reasonably practicable thereafter) or (b) such other less favorable treatment that may be agreed upon in writing by the Reorganized Debtor, the Plan Administration Committee and such holder.

4.2      CLASS 2:  ALLOWED SECURED CLAIMS, EXCLUDING CLAIMS OF FOOTHILL.

         Each holder of an Allowed Secured Claim, excluding the Claim of Foothill, shall be treated as a separate Class and, at the sole option of the Reorganized Debtor, (a) be paid the amount of such holder's Allowed Claim in one Cash payment on the later of the Effective Date or the date such Claim becomes an Allowed Claim by Final Order (or as soon as reasonably practicable thereafter) or (b) such holder shall receive such holder's Collateral. Any deficiency amount related to an Allowed Secured Claim shall be treated as a Class 5 General Unsecured Claim. Alternatively, such holder shall receive such other less favorable treatment that may be agreed upon in writing by the Reorganized Debtor, the Plan Administration Committee and such holder.

4.3      CLASS 3:  ALLOWED SECURED CLAIM OF FOOTHILL.

         Prior to the Effective Date, the Debtor shall sell all of its interests in each property identified in the Reserve Report as Proved Developed Reserves and deliver the Cash proceeds from such sale or sales to Foothill in an amount necessary to fully satisfy its Allowed Secured Claim. The Allowed Secured Claim of Foothill, to the extent not already paid prior to the Effective Date, shall be paid in full by the Debtor on the Effective Date. Alternatively, Foothill shall be paid the value of its Allowed Secured Claim in the manner as may be agreed upon in writing by Foothill, the Reorganized Debtor and the Plan Administration Committee provided that such treatment does not materially and adversely impact the treatment of any other Claimant under the Plan.

4.4      CLASS 4:  ALLOWED CONVENIENCE CLAIMS.

         4.4.1 Distributions. Each holder of an Allowed Convenience Claim shall be paid, subject to paragraph 4.4.2 below, either (a) the amount of such holder's Allowed Claim in one Cash payment on the later of the Effective Date or the date such Claim becomes an Allowed Claim by Final Order (or as soon as reasonably practicable thereafter) or (b) such other less favorable treatment that may be agreed upon in writing by the Reorganized Debtor, the Plan Administration Committee and such holder.

         4.4.2 Election to be Treated as Convenience Claim. By checking the appropriate box on a timely cast Ballot, the holder of an Allowed Unsecured Claim in an amount greater than $5,000 may elect to reduce the amount of such holder's Allowed Unsecured Claim to $5,000 and to receive treatment as an Allowed Convenience Claim. Such an election shall constitute a waiver of the right to collect, and a release of, the amount of the Allowed Unsecured Claim in excess of $5,000, and the holder of such Allowed Convenience Claim shall be deemed to have released the Debtor and its Estate, the Reorganized Debtor, and their property from any and all liability for such excess amount. The holder of an Allowed Unsecured Claim that timely elects to reduce the amount of its Allowed Claim shall be deemed to be the holder of an Allowed Convenience Claim for classification, voting, and all other purposes under this Plan.

4.5 CLASS 5: ALLOWED GENERAL UNSECURED CLAIMS, EXCLUDING CLAIMS OF THE NOTEHOLDERS.

         Each holder of an Allowed Class 5 Claim shall receive its Pro Rata share of (a) the distributions of Available Cash and (b) the distributions of New Common Stock to Allowed Class 5 Claims subject to the other applicable terms of this Plan and shall share such distributions on a pari passu basis with the Allowed Class 6 Claims of the Noteholders.

4.6      CLASS 6:  ALLOWED GENERAL UNSECURED CLAIMS OF THE NOTEHOLDERS

         4.6.1 Allowance of Claims. As of the Petition Date, the Noteholders shall hold an Allowed Unsecured Claim in the aggregate amount of $_____________.

         4.6.2 Distributions. Each holder of an Allowed Class 6 Claim shall receive its Pro Rata share of (a) the distributions of Available Cash and (b) the distributions of New Common Stock to Allowed Class 6 Claims subject to the Carve-Out described below and other applicable terms of this Plan. Allowed Class 6 Claims shall share such distributions on a pari passu basis with the Allowed Class 5 Claims.

         4.6.3. Carve-Out. The Reorganized Debtor shall carve out from the Noteholders' Cash distributions and pay to PUSA and the Senior Management, as applicable, Cash in an amount equal to the following percentages of the actual distributions payable to the Noteholders under this Plan (the "Recovery"); provided, however, that the costs incurred in connection with the prosecution of, and the proceeds of, any claims asserted or assertable by the Debtor, the Reorganized Debtor or the Creditors' Committee under Chapter 5 of the Bankruptcy Code (or under state law cause of action) shall be excluded from the calculation of the Recovery for purposes of determining the Carve-Out Amounts.

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                                                Senior Management
Noteholder Recovery                      PUSA Carve-Out Amounts                 Carve-Out Amounts
---------------------------------------- -------------------------------------- --------------------------------------
Less than $60 Million                    3.375% of Recovery                     1.375% of Recovery
$60 to less than $70 Million             Above, plus 6.375% of                  Above, plus 1.375% of
                                         Recovery from $60 to $70               Recovery from $60 to $70
                                         Million                                million
$70 to less than $80 Million             Above, plus 9.375% of                  Above, plus 1.375% of
                                         Recovery from $70 to $80               Recovery from $70 to $80
                                         Million                                Million
$80 to less than $90 Million             Above, plus 12.375% of                 Above, plus 1.375% of
                                         Recovery from $80 to $90               Recovery from $80 to $90
                                         Million                                Million
---------------------------------------- -------------------------------------- --------------------------------------
$90 to less than $100 Million            Above, plus 15.375% of                 Above, plus 1.375% of
                                         Recovery from $90 to $100              Recovery from $90 to $100
                                         Million                                Million
$100 Million to 100%                     Above, plus 18.375% of                 Above, plus 1.375% from
Noteholder Recovery                      Recovery from $100 Million to          $100 Million to 100%
                                         100% Noteholder Recovery               Noteholder Recovery
----------------------------------------------------------------------------------------------------------------------

Subject to set-off rights against PUSA as set forth in Section 10.5 of this Plan, distributions of the Carve-Out to Senior Management and PUSA shall be made directly by the Reorganized Debtor simultaneously with the transmittal of distributions to the Noteholders. The foregoing PUSA and Senior Management Carve-Out Amounts shall be increased or decreased as follows:

     (a) If one or more purchase and sale agreements or similar transaction agreements is entered into for the sale or transfer of Petsec or any of its assets after January 18, 2000, but on or before September 15, 2000 (and such agreement or agreements close(s) on or before October 30, 2000), the PUSA and Senior Management Carve-Out Amounts shall be increased by 20% with respect to that portion of the aggregate gross consideration attributable to the assets transferred pursuant to such agreement or agreements or any topping offers that are received in respect of the underlying assets (the "Pre-September 15th Gross Consideration") as it relates to the total aggregate gross consideration received for all of Petsec and/or its assets (the "Total Aggregate Gross Consideration"). The calculation of the foregoing is as follows: (PUSA and Senior Management Carve-Out Amount) x (1.20) x (Pre-September 15th Gross Consideration / Total Aggregate Gross Consideration).

     (b) If one or more purchase and sale agreements or similar transaction agreements is entered into for the sale or transfer of Petsec or any of its assets after September 15, 2000, but on or before December 15, 2000 (and such agreement or agreements close(s) on or before January 31, 2001), then the PUSA and Senior Management Carve-Out Amounts shall not be adjusted under this paragraph with respect to that portion of the aggregate gross consideration attributable to the assets transferred pursuant to such agreement or agreements or any topping offers that are received in respect of the underlying assets.

     (c) If one or more purchase and sale agreements or similar transaction agreements is entered into for the sale or transfer of Petsec or any of its assets after December 15, 2000, the PUSA and Senior Management Carve-Out Amounts shall be decreased by 20% with respect to that portion of the aggregate gross consideration attributable to the assets transferred pursuant to such agreement or agreements or any topping offers that are received in respect of the underlying assets (the "Post-December 15th Gross Consideration") as it relates to the Total Aggregate Gross Consideration. The calculation of the foregoing is as follows: (PUSA and Senior Management Carve-Out Amount) x (0.80) x (Post-December 15th Gross Consideration/Total Aggregate Gross Consideration). This clause shall not apply in the event a "reasonable" written sale offer is received prior to December 15, 2000, but rejected by Creditors' Committee and/or the Plan Administration Committee. A written offer shall be deemed "reasonable" only if the asset or assets subject to such offer are subsequently sold at a price that is equal to or less than the price contained in the rejected offer.

         4.6.4. Senior Management Carve-Out. The Senior Management Carve-Out shall be payable in accordance with the Severance and Retention Order and shall not be subject to or dependant on Confirmation of this Plan.

         4.6.5. New Common Stock. The Reorganized Debtor shall also carve-out from the Noteholders' distributions of the New Common Stock and deliver to PUSA and Senior Management, as applicable, the number of shares of New Common Stock in the same percentages and calculated in the same manner as Cash distributions to Senior Management and PUSA set forth above.

         4.6.6. Subordination. Unless and until the Allowed Class 5 and Allowed Class 6 Claims are paid in full with interest at the legal rate from the Petition Date (including as to Class 6, repayment of amounts previously paid to Senior Management or PUSA on the Carve-Outs), PUSA's recovery shall be limited to the PUSA Carve-Out and PUSA shall receive no recovery directly from the Estate on account of its Claims or Equity Interests. To the extent that the Allowed Subordinated Claims and the Allowed Equity Interests are paid on or after January 18, 2000, from sources other than the Carve-Out, the PUSA Carve-Out Amount shall be reduced on a dollar-for-dollar basis.

4.7      CLASS 7:  ALLOWED SUBORDINATED CLAIMS.

         PUSA, the sole holder of the Allowed Class 7 Subordinated Claim, shall be entitled to retain its portion of the Carve-Out as described in Section 4.6.3 above. PUSA may, in its sole discretion, elect to retain its portion of the Carve-Out on account of its Allowed Class 7 Subordinated Claims or its Allowed Class 8 Equity Interests. PUSA shall also be entitled to receive all funds remaining in the Reorganized Debtor after all Allowed Class 5

Claims and Allowed Class 6 Claims (including as to Class 6, repayment of amounts previously paid to Senior Management or PUSA on the Carve-Outs) have been paid in full with interest at the legal rate from the Petition Date.

4.8      CLASS 8:  ALLOWED EQUITY INTERESTS.

         Unless otherwise provided by this Plan, PUSA shall be entitled to retain its portion of the Carve-Out as described in Section 4.6.3 above. PUSA may, in its sole discretion, elect to retain its portion of the Carve-Out on account of its Allowed Class 7 Subordinated Claims or its Allowed Class 8 Equity Interests. PUSA shall also be entitled to receive all funds remaining in the Reorganized Debtor after all Allowed Class 5 and Allowed Class 6 Claims (including as to Class 6, repayment of amounts previously paid to Senior Management or PUSA on the Carve-Outs) have been paid in full with interest at the legal rate from the Petition Date

                                   ARTICLE V.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

5.1      CONDITIONS PRECEDENT TO THE EFFECTIVE DATE.

         The following events shall occur on or before the Effective Date:

         (a) the Confirmation Order shall have been entered by the Bankruptcy Court; and

         (b) one or more sales of all of Petsec's interest in the "Proved Developed Reserves" identified in the Reserve Report shall have been closed.

5.2      CONTINUED CORPORATE EXISTENCE.

         Petsec shall continue to exist as the Reorganized Debtor after the Effective Date in accordance with the applicable state law and pursuant to the corporate charter and by-laws in effect prior to the Effective Date, except to the extent such corporate charter and by-laws are required to be amended under this Plan. After the exhaustion of its property by making the final distribution of Cash under this Plan, the Reorganized Debtor may effectuate the dissolution of the Reorganized Debtor in accordance with the applicable state law.

5.3      CORPORATE CHARTER AND BY-LAWS.

         The corporate charter and by-laws of Petsec shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. The corporate charter of the Reorganized Debtor shall be amended to, among other things, provide (a) pursuant to Bankruptcy Code Section 1123(a)(6), for a provision prohibiting the issuance of non-voting equity securities and limit the number of board of director members to one and (b) a provision prohibiting the Reorganized Debtor from paying dividends, making distributions or redeeming the New Common Stock. The amended corporate charter and by-laws of

Petsec will be filed with the Bankruptcy Court as a Plan Document on or before the date of the Confirmation Hearing.

5.4      CANCELLATION OF EXISTING EQUITY INTERESTS.

         On the Effective Date, the certificates that previously evidenced ownership of the existing Equity Interest shall be canceled and shall be null and void and such certificates shall evidence no rights.

5.5      AUTHORIZATION TO ISSUE NEW PETSEC STOCK.

         In addition to the amendments provided for in Section 5.3 hereof, the corporate charter and bylaws of Petsec shall be amended as necessary to provide for the issuance of the New Common Stock, which shall have no par value in the number of shares to be set forth in the amended charter. The New Common Stock shall only be issued on a Pro Rata basis to the holders of Allowed Class 5 Claims and Allowed Class 6 Claims subject to the Carve-Out from Class 6 Claims of such New Common Stock for Senior Management and PUSA. It is an integral and essential element of the Plan that the issuance of New Common Stock of Reorganized Petsec pursuant to the Plan shall be exempt from registration under the Securities Act of 1933, as amended, and similar state laws pursuant to Bankruptcy Code Section 1145. The Confirmation Order shall include a finding and conclusion, binding upon all parties to the Chapter 11 Case, any subsequent trustee, the Securities and Exchange Commission and all state regulatory or enforcement agencies, to the effect that such offering and issuance fall within the Bankruptcy Code Section 1145 exemption.

5.6      DIRECTOR AND OFFICER; EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS.

         Prior to the conclusion of the hearing on the Disclosure Statement, the Creditors' Committee shall identify the person who shall serve as the initial president and sole director of the Reorganized Debtor ("President and Director"). The President and Director of the Reorganized Debtor shall serve until the death, resignation or discharge and the appointment of a successor. The President and Director may be removed and a replacement selected at a shareholder meeting acting upon instruction by a majority of the Plan Administration Committee. The President and Director shall be authorized to execute, deliver, file or record such documents, instruments, releases, and other agreements and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

5.7      CANCELLATION OF INDENTURE AND NOTES.

         On the Effective Date, the Indenture and the Notes shall be terminated, cancelled and extinguished and shall have no further legal effect other than as evidence of any right to receive distributions under the Plan, and the authority of the Indenture Trustee under the Indenture shall be terminated; provided, however, that the Indenture shall continue in effect solely for the purposes of
(a) allowing the Indenture Trustee to make the distributions to be made on account of any Noteholder Claims as provided for in the Plan and to perform such other necessary administrative functions with respect thereto and (b) permitting the Indenture Trustee to maintain any rights or Liens it may have for reasonable fees and expenses under the Indenture.

                                  ARTICLE VI.

                             THE REORGANIZED DEBTOR

6.1      RIGHTS AND POWERS OF THE REORGANIZED DEBTOR.

         The Reorganized Debtor shall retain and have all the rights, powers and duties necessary to carry out its responsibilities under the Plan.

6.2      ADDITIONAL OBLIGATIONS OF THE REORGANIZED DEBTOR.

         The Reorganized Debtor shall be required to perform the following:

         6.2.1 Sell all of its non-Cash assets that remains after the Effective Date in such a manner as to maximize the value of such assets and to distribute the Available Cash in accordance with this Plan; provided, however, the consummation of a sale or sales that does not include sufficient Cash to pay the Carve-Outs shall require the consent of PUSA and Senior Management.

         6.2.2 Within ten (10) days after the Effective Date, prepare and submit to the Plan Administration Committee a proposed budget for the period from the Effective Date through the later of December 31, 2000, or sixty (60) days after the Effective Date.

         6.2.3 On or before December 1, March 1, June 1 and September 1 of each year, prepare and submit to the Plan Administration Committee a proposed three
(3) month budget for the period commencing on the next Available Cash Determination Date. The budget shall include (a) proposed Projected Expenses,
(b) proposed Projected Revenues, and (c) proposed Operating Reserve.

         6.2.4 Prepare and submit to the Plan Administration Committee the reports on Available Cash.

         6.2.5 Operate within the approved budgets as same may be modified with the consent of the Plan Administration Committee.

         6.2.6 Invest the Reorganized Debtor's Cash, including, but not limited to, the Cash held in the Distribution Reserve Accounts in (a) direct obligations of the United States of America or obligations of any agency or instrumentality thereof which are guaranteed by the full faith and credit of the United States of America; (b) money market deposit accounts, checking accounts, savings accounts, or certificates of deposit, or other time deposit accounts that are issued by a commercial bank or savings institution organized under the laws of the United States of America or any state thereof; or (c) any other investments that may be permissible under (i) Bankruptcy Code Section 345; or (ii) any order of the Bankruptcy Court entered in the Chapter 11 Case.

         6.2.7 Calculate and pay all distributions to be made under the Plan and other orders of the Bankruptcy Court (including, but not limited to, the Severance and Retention Order) to holders of Allowed Claims and Allowed Equity Interests.

         6.2.8 Take any and all other actions necessary or appropriate to implement or consummate this Plan.

         6.2.9 Comply with the provisions of this Plan.

6.3      COMPENSATION OF THE PRESIDENT AND DIRECTOR.

         Prior to the conclusion of hearing on the Disclosure Statement, the President and Director's compensation, on a Post-Effective Date basis, shall be determined by the Creditors' Committee. Any Professionals retained by the Reorganized Debtor shall be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred. The payment of the fees and expenses of the Reorganized Debtor's retained Professionals shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court, but shall be subject to review and approval by the Plan Administration Committee.

6.4      INDEMNIFICATION.

         The Reorganized Debtor shall, to the fullest extent permitted by the laws of the state of incorporation, indemnify and hold harmless its officers, directors, agents, representatives, Professionals, and employees (collectively, the "Indemnified Parties"), from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys' fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, other than as a result of willful misconduct or gross negligence, with respect to the Reorganized Debtor or the implementation or administration of the Plan.

6.5      AUTHORITY TO OBJECT TO CLAIMS AND TO SETTLE DISPUTED CLAIMS.

         From and after the Effective Date, the Reorganized Debtor shall be authorized (a) to object to any Claims filed against Debtor's Estate, and (b) pursuant to Bankruptcy Rule 9019(b) and Bankruptcy Code Section 105(a), to compromise and settle Disputed Claims, in accordance with the following procedures, which shall constitute sufficient notice in accordance with the Bankruptcy Code and the Bankruptcy Rules for compromises and settlements of
Claims:

         6.5.1 If the Face Amount of the Disputed Claim is less than $25,000, the Reorganized Debtor shall be authorized and empowered to settle such Disputed Claim and execute the necessary documents, including a stipulation of settlement or release, upon five (5) Business Days' notice to the Plan Administration Committee.

         6.5.2 If the Face Amount of the Disputed Claim is greater than $25,000, the Reorganized Debtor shall be authorized and empowered to settle such Disputed Claim, and execute the necessary documents, including a stipulation of settlement or release, but must first obtain the consent of the Plan Administration Committee.

6.6      PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS.

         6.6.1 Preservation of Rights of Action.

         The Reorganized Debtor, as the successor in interest to the Debtor, shall be appointed representative of the Estate and, except as otherwise ordered by the Bankruptcy Court, retain all rights, claims and causes of action whether known or unknown, asserted or not asserted and whether arising under the Bankruptcy Code or other applicable law, including, but not limited to, those pursuant to Bankruptcy Code Sections 542, 543, 544, 545, 546, 547, 548, 549, 550
and 551, and may, with the consent of the Plan Administration Committee, enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the claims and causes of action. Except as otherwise ordered by the Bankruptcy Court, the Reorganized Debtor shall be vested with authority and standing to prosecute any claims and causes of action of the Estate.

6.6.2 Settlement of Litigation Claims, Disputed Claims and Disputed Equity Interest.

         At any time after the Confirmation Date and before the Effective Date, notwithstanding anything in this Plan to the contrary, the Debtor, with the consent of the Creditors' Committee, may settle some or all of the claims or causes of action described in this Section 6.6, the Disputed Claims or Disputed Equity Interest without the necessity of obtaining Bankruptcy Court approval.

                                  ARTICLE VII.

                            CREDITORS' COMMITTEE AND
                          PLAN ADMINISTRATION COMMITTEE

7.1      DISSOLUTION OF CREDITORS' COMMITTEE.

         The Creditors' Committee shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in Bankruptcy Code Section 1103. Unless otherwise ordered by the Bankruptcy Court, on the Effective Date, (a) the Creditors' Committee shall be dissolved and its members shall be released of all their duties, responsibilities and obligations in connection with the Chapter 11 Case or the Plan and its implementation; and
(b) retention or employment of the Creditors' Committee's Professionals and other agents shall terminate.

7.2      CREATION OF PLAN ADMINISTRATION COMMITTEE.

         7.2.1 On the Effective Date, the Plan Administration Committee shall be formed and constituted of those Persons identified by the Creditors' Committee prior to the conclusion of the hearing on the Disclosure Statement.

         7.2.2 In the event that a Plan Administration Committee member sells, transfers or assigns any right to or interest in its Allowed Claim, such member shall be immediately removed. The remaining Plan Administration Committee members shall elect a replacement member who must be the holder of an Allowed Class 5 Claim or an Allowed Class 6 Claim.

7.3      PROCEDURES.

         The Plan Administration Committee shall adopt bylaws that shall provide for the governance of the Plan Administration Committee.

7.4      FUNCTION.

The Plan Administration Committee shall have the following powers and responsibilities:

         7.4.1 The Plan Administration Committee shall monitor the performance of the Reorganized Debtor.

         7.4.2 The Plan Administration Committee shall review and either approve or reject in its discretion the:

               (a) three (3) month budget for the Reorganized Debtor, including Projected Expenses, Projected Revenues and the Operating Reserve, that the Reorganized Debtor is required to prepare and submit;

               (b) proposals by the Reorganized Debtor to borrow money or grant
                   Liens;

               (c) proposals by the Reorganized Debtor to sell assets with a value in excess of $25,000;

               (d) proposals by the Reorganized Debtor to modify the Plan;

               (e) proposals by the Reorganized Debtor to postpone the scheduled date of a Cash distribution to holders of Allowed Claims in Classes 5 and 6;

               (f) proposals by the Reorganized Debtor with respect to
                   initiation and prosecution of litigation, including but not limited to, Claim objections; and

               (g) proposals by the Reorganized Debtor with respect to
                   disposition and settlement of any Claim or litigation.

         7.4.3 The Plan Administration Committee shall have such other powers and responsibilities as set forth in this Plan.

7.5      DURATION.

         The Plan Administration Committee shall remain in existence until such time as the final Cash distributions to Allowed Claims in Classes 5 and 6 under the Plan have been made by the Reorganized Debtor.

7.6      COMPENSATION AND EXPENSES.

         The members of the Plan Administration Committee shall serve without compensation for their performance of services as members of the Plan Administration Committee, except that they shall be entitled to reimbursement of reasonable expenses by the Reorganized Debtor.

7.7      RETENTION OF PROFESSIONALS.

         The Plan Administration Committee shall have the right to retain the services of attorneys, accountants, and other agents that, in the discretion of the Plan Administration Committee, are necessary to assist the Plan Administration Committee in the performance of its duties. The reasonable fees and expenses of such Professionals shall be paid by the Reorganized Debtor upon the monthly submission of statements to the Reorganized Debtor and the Plan Administration Committee. The payment of the reasonable fees and expenses of the Plan Administration Committee's retained Professionals shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court.

7.8      LIABILITY; INDEMNIFICATION.

         Neither the Plan Administration Committee, nor any of its members, designees, or Professionals, nor any duly designated agent or representative of the Plan Administration Committee, or their respective employees, shall be liable for the act or omission of any other member, designee, agent, or representative of the Plan Administration Committee, nor shall any member be liable for any act or omission taken or omitted to be taken in its capacity as a member of the Plan Administration Committee, other than acts or omissions resulting from such member's willful misconduct or gross negligence. The Plan Administration Committee may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with attorneys, accountants and its agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such Professionals. Notwithstanding such authority, the Plan Administration Committee shall be under no obligation to consult with attorneys, accountants or its agents, and its determination to not do so shall not result in the imposition of liability on the Plan Administration Committee, or its members and/or designees, unless such determination is based on willful misconduct or gross negligence. The Reorganized Debtor shall indemnify and hold harmless the Plan Administration Committee and its members, designees, and Professionals, and any duly designated agent or representative thereof (in their capacity as such), from and against and in respect to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys' fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, other than as a result of their willful misconduct or gross negligence, with respect to the Reorganized Debtor or the implementation or administration of the Plan.

                                 ARTICLE VIII.

                       ACCEPTANCE OR REJECTION OF THE PLAN

8.1      CLASSES ENTITLED TO VOTE.

         Each Impaired Class of Claims or Equity Interests that will (or may) receive or retain property or any interest in property under the Plan shall be entitled to vote to accept or reject the Plan. Ballots shall be cast and tabulated with respect to Claims against and Equity Interests in Petsec. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan.

8.2      ACCEPTANCE BY IMPAIRED CLASSES.

         An Impaired Class of Claims shall have accepted the Plan if (a) the holders (other than any holder designated under Bankruptcy Code Section 1126(e)) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan, and (b) the holders (other than any holder designated under Bankruptcy Code Section 1126(e)) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

8.3      CRAMDOWN.

         If necessary, the Plan Proponent shall request Confirmation of the Plan, as it may be modified from time to time, under Bankruptcy Code Section 1129(b). The Plan Proponent reserves the right to modify the Plan to the extent, if any, that Confirmation pursuant to Bankruptcy Code Section 1129(b) requires modification.

                                  ARTICLE IX.

                  PROVISIONS GOVERNING DISTRIBUTIONS GENERALLY

9.1      DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE.

         Except as otherwise provided herein or as ordered by the Bankruptcy Court, Cash distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Applicable Distribution Date.

9.2      IRS FORM W-9.

         Within thirty (30) days of the Effective Date, an Internal Revenue Service Form W-9 will be mailed to each Creditor.

9.3      DISTRIBUTIONS GENERALLY.

         The Reorganized Debtor shall make all distributions of Cash and New Common Stock required to be distributed under the applicable provisions of the Plan. Distributions of Cash and New Common Stock to the Noteholders shall be made by the Reorganized Debtor by delivering such distributions to the Indenture Trustee. The Reorganized Debtor may employ or contract with other Persons to assist in or make the distributions required by the Plan.

9.4      DELIVERY OF DISTRIBUTIONS.

         Distributions to holders of Allowed Claims shall be made at the address for the applicable holder of an Allowed Claim set forth in any proof of Claim filed with the Bankruptcy Court, or if no proof of Claim has been filed, as set forth in the Schedules or other records of Reorganized Debtor at the time of the distribution; provided, however, distributions of Cash and New Common Stock to the Noteholders shall be made by the Reorganized Debtor delivering such distributions to the Indenture Trustee who will make distributions to the Noteholders.

9.5      SETOFFS.

         The Reorganized Debtor may, but shall not be required to, set off against any Claim, Equity Interest or the PUSA Carve-Out and/or withhold from the payments or other distributions to be made pursuant to the Plan in respect of such Claim, Equity Interest or the PUSA Carve-Out, claims or causes of action of any nature whatsoever that the Debtor or the Reorganized Debtor may have against the holder of such Claim or Equity Interest; provided, however, that neither the failure to do so nor the allowance of any Claim or Equity Interest hereunder shall constitute a waiver or release by the Reorganized Debtor of any such claim or cause of action that the Debtor or the Reorganized Debtor may have against such holder. In this regard, nothing in this Plan shall be deemed a release of any claim or cause of action held by the Debtor or its Estate against PUSA.

9.6      DUTY TO DISGORGE OVERPAYMENTS.

         To the extent that a Claim may be an Allowed Claim in more than one Class, the holder of such Claim shall not be entitled to recover from the Reorganized Debtor more than the full amount of its Allowed Claim plus any interest provided under the Plan. The holder of an Allowed Claim that receives more than payment in full of its Allowed Claim shall immediately return any excess payments to the Reorganized Debtor. In the event that the holder of an Allowed Claim fails to return an excess payment, the Reorganized Debtor may sue such holder for the return of the overpayment in the Bankruptcy Court or any other court of competent jurisdiction.

                                   ARTICLE X.

                   DISTRIBUTIONS TO HOLDERS OF ALLOWED CLASS 5
                        CLAIMS AND ALLOWED CLASS 6 CLAIMS

10.1     INITIAL CASH DISTRIBUTION.

         An initial Cash distribution will be made pro rata to holders of Allowed Class 5 Claims and Allowed Class 6 Claims (including payment to Senior Management and PUSA pursuant to the Carve-Out) on the later of (a) the 15th day following the Effective Date, and (b) the Applicable Distribution Date; provided, however, an initial Cash distribution will be made on the 15th day following the Effective Date if $ ___________ in Available Cash exists.

10.2     SUBSEQUENT CASH DISTRIBUTIONS.

         After funding the Distribution Reserve Accounts as required in this Plan, Available Cash will be distributed pro rata to holders of Allowed Class 5 Claims and Allowed Class 6 Claims (including payment to Senior Management and PUSA pursuant to the Carve-Out) on the later of (a) fifteen (15) days following the Available Cash Determination Date, and (b) the Applicable Distribution Date; provided, however, Available Cash will be distributed fifteen (15) days after any Available Cash Determination Date, only if $_________ in Available Cash exists; provided, further, if, on an Available Cash Determination Date, the Reorganized Debtor intends to make its final Cash distribution, such Cash distribution shall be made regardless of the amount of Available Cash.

10.3     DISTRIBUTIONS OF NEW COMMON STOCK.

         (a) Surrender of Outstanding Securities. Except as otherwise provided herein, each holder of a Note or other instrument or certificated security evidencing an Allowed Claim against the Debtor shall surrender such instrument or certificated security to the Reorganized Debtor with a duly executed letter of transmittal; Surrender of the Notes shall be made to the Indenture Trustee; and the Reorganized Debtor shall have no obligation to accept the surrender of the Notes directly from any Noteholder. No distribution hereunder shall be made to or on behalf of any holder of such Allowed Claim unless and until such instrument or certificated security is received or the nonavailability of such instrument or certificated security is established to the satisfaction of the Reorganized Debtor. The Reorganized Debtor may reasonably require an affidavit of loss, security and/or indemnity from the purported holder of such instrument or certificated security to hold it harmless in respect of such instrument or certificated security and any distributions made in respect thereof. Any such holder that fails to surrender such instrument or satisfactorily explain its nonavailability to the Reorganized Debtor within one (1) year of the Effective Date shall be deemed to have no further Claim against the Reorganized Debtor or its property in respect of such Claim and shall not participate in any distribution hereunder.

         Following the Effective Date, holders of Notes will receive from the Indenture Trustee specific instructions regarding the time and manner in which the Notes are to be provided to the Indenture Trustee for the Indenture Trustee to surrender to the Reorganized Debtor. Pending such surrender, such Notes shall be deemed cancelled and shall represent only the right to receive the distributions to which the holder is entitled under this Plan. Any Note which is lost, stolen, mutilated or destroyed, shall be deemed surrendered when the holder of a Claim based thereon delivers to the applicable Indenture Trustee, agent, servicer or the Reorganized Debtor (a) evidence satisfactory to the Reorganized Debtor of the loss, theft, mutilation or destruction of such instrument or certificate, and (b) such security or indemnity as may be required by the Reorganized Debtor to hold it harmless with respect thereto.

         (b) Instructions to Indenture Trustee. Prior to any distribution on account of any Notes, the Indenture Trustee of the Notes shall (a) provide the Reorganized Debtor with the surrendered Notes and (b) instruct the Reorganized Debtor, in a form and manner that the Reorganized Debtor reasonably determines to be acceptable, of the names of the holders of Notes and denominations of New Common Stock to be issued to holders of Allowed Claims in exchange for Notes properly surrendered to the Reorganized Debtor by the Indenture Trustee, so that the Reorganized Debtor may have such shares printed.

         (c) Noteholder Record Date. The Effective Date shall be the record date for determining the Noteholders to receive distributions under the Plan. At the close of business on the Effective Date, the transfer ledgers of the Indenture Trustee, agent and servicers of the Notes shall be closed, and there shall be no further changes in the record holders of the Notes. The Reorganized Debtor and the Indenture Trustee, agents and servicers for such Notes shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Effective Date.

         (d) Fractional Shares. No fractional shares of New Common Stock will be issued or distributed under the Plan or by the Reorganized Debtor, Indenture Trustee, agent or servicer. Each holder entitled under the Plan to receive New Common Stock shall receive the total number of whole New Common Stock certificates to which such holder is entitled. Whenever any distribution to a particular holder would otherwise call for distribution under the Plan of a fraction of a share of New Common Stock, the Disbursing Agent will allocate separately to each such holder one whole share of New Common Stock to such holders in order of the fractional portion of their entitlements starting with the largest such fractional portion until all remaining whole shares have been allocated. Upon the allocation of a whole share to a holder in respect of the fractional portion of its entitlement, such fractional portion shall be cancelled. If two or more holders are entitled to equal fractional entitlement and the number of holders so entitled exceeds the number of whole shares which remain to be allocated, the Disbursing Agent shall allocate the remaining whole shares to such holders by random lot or such other impartial method that the Disbursing Agent deems fair. Upon the allocation of all of the whole shares, all remaining fractional portions of the entitlements shall be cancelled and shall be of no further force and effect.

                                  ARTICLE XI.

                 RESERVES ADMINISTERED BY THE REORGANIZED DEBTOR

11.1     ESTABLISHMENT OF DISTRIBUTION RESERVE ACCOUNTS.

         The Reorganized Debtor shall establish the following separate reserve accounts: (a) Administrative Claims Reserve; (b) Undeliverable Distribution Reserve; (c) Disputed Claims Reserve and (d) Carve-Out Reserve.

11.2     UNDELIVERABLE DISTRIBUTION RESERVE.

         11.2.1 Deposits. Undeliverable and Unclaimed Distributions shall be deposited by the Reorganized Debtor into the Undeliverable Distribution Reserve. If a distribution is returned to the Reorganized Debtor as undeliverable or otherwise unclaimed, any further distributions attributable to such Claim holder shall be deposited in the Undeliverable Distribution Reserve unless the Reorganized Debtor is notified in writing of such holder's then current address.

         11.2.2 Forfeiture. Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an Undeliverable or Unclaimed Distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such Undeliverable or Unclaimed Distribution and shall be forever barred and enjoined from asserting any such claim for the Undeliverable or Unclaimed Distribution against the Debtor, the Estate, the Reorganized Debtor, the Plan Administration Committee or their property. In such cases, any Cash or other property held by the Reorganized Debtor in the Undeliverable Distribution Reserve for distribution on account of such claims for Undeliverable or Unclaimed Distributions shall become the property of the Reorganized Debtor notwithstanding any federal or state escheat laws to the contrary.

         11.2.3 Disclaimer. The Reorganized Debtor, the Plan Administration Committee and their respective agents and attorneys are under no duty to take any action to either (a) attempt to locate any Claim holder, or (b) obtain an executed Internal Revenue Service Form W-9 from any Claim holder.

         11.2.4 Distribution from Reserve. Within 15 Business Days of the holder of an Allowed Claim satisfying the requirements of this Plan, such that the distributions attributable to its Claim is no longer an Undeliverable and Unclaimed Distribution (provided that satisfaction occurs within the time limits set forth in Section 11.2.2), the Reorganized Debtor shall distribute out of the Undeliverable Distribution Reserve the amount of the Undeliverable or Unclaimed Distribution attributable to such Claim without interest.

11.3     DISPUTED CLAIMS RESERVE FOR CLASSES 5 AND 6.

         11.3.1 Determination of Amount. The Debtor, the Reorganized Debtor and the Creditors' Committee or the Plan Administration Committee may (a) request the Bankruptcy Court to estimate the allowable amount of any Class 5 or 6 Disputed Claim, or (b) request the Bankruptcy Court to determine the amount of any distribution that must be deposited in the Disputed Claims Reserve for any given Disputed Claim.

         11.3.2 Deposits. Upon delivery by the Reorganized Debtor of a distribution to holders of Allowed Claims within a class, the Reorganized Debtor shall deposit the applicable Disputed Claim Deposit into the Disputed Claims Reserve.

         11.3.3 Distribution. Within 15 Business Days after a Disputed Claim becomes an Allowed Claim, the Reorganized Debtor shall distribute out of the Disputed Claims Reserve the amount to which the holder of such Claim is entitled under this Plan, including the interest which has accrued on said amount while on deposit in the Disputed Claims Reserve. Upon disallowance, in whole or in part, of a Claim, the amount on deposit in the Disputed Claims Reserve attributable to the Disallowed Claim amount shall be property of Reorganized Debtor to distribute in accordance with the other provisions of the Plan.

11.4     CARVE-OUT RESERVE FOR SENIOR MANAGEMENT AND PUSA.

         In the event all assets of the Debtor have not been sold at the time that a Cash distribution is to be made to the Noteholders under this Plan and the Reorganized Debtor is thus unable to calculate the adjustments (if any) to the Carve-Out payable to PUSA and Senior Management under Sections 4.6.3(a), (b) and (c) of this Plan, the Debtor shall make a Cash distribution to PUSA and Senior Management and into the Carve-Out Reserve as follows.


         (a) Senior Management.

         The distribution payable on account of the Carve-Out to Senior Management shall be made to Senior Management and into the Carve-Out Reserve in accordance with the terms of the Severance and Retention Order. Pursuant to the Severance and Rentention Order, contemporaneously with a Cash distribution to the Noteholders, a distribution shall also be made to Senior Management out of the Noteholders' Cash distribution equal to 1.10% of the amount available for distribution to the Noteholders and, depending on when certain sales of assets occur, between 0.275%% and 0.55% of such amount shall be deposited into the Carve-Out Reserve.

         (b) PUSA.

         At the time of a Cash distribution to the Noteholders, the Debtor shall also calculate the minimum amount of such distribution to which PUSA is entitled under the PUSA Carve-Out (which amount will be 80% of the amount to which PUSA would be entitled if there were no adjustments to the Carve-Out based on when sales occur). This amount shall be distributed by the Reorganized Debtor to PUSA contemporaneously with the distribution that is made to the Noteholders. An additional amount (the "PUSA Reserve Amount") agreed to by PUSA and the Reorganized Debtor shall be deposited into the Carve-Out Reserve. The PUSA Reserve Amount shall be the amount equal to the difference between the maximum amount to which PUSA may be entitled under the Carve-Out, based on the projected adjustments, and the amount distributed to PUSA at the time of the distribution to the Noteholders. If PUSA and Debtor cannot agree on the PUSA Reserve Amount at the time a distribution to the Noteholders is to occur, then before such distribution to the Noteholders is made, the Bankruptcy Court shall make a determination of the PUSA Reserve Amount that shall be deposited by the Reorganized Debtor into the Carve-Out Reserve.

         (c) Final Distributions.

         At the time of the final Cash distribution to the Noteholders under the Plan, if the balance owed to PUSA and Senior Management under the Carve-Out on account of prior Cash distributions is less than the full entitlement, such amount shall be distributed to PUSA and Senior Management from the Carve-Out Reserve, and the balance in the Carve-Out Reserve, if any, after payment in full of the Senior Management Carve-Out and PUSA Carve-Out shall be distributed to the Noteholders. In the event there has been an accounting error such that there is insufficient funds in the Carve-Out Reserve to pay the balance due to PUSA and Senior Management, such shortfall shall be paid out of the final Cash distribution by the Reorganized Debtor that would have otherwise been paid to the Noteholders and this Cash distribution for prior underfunded distributions to PUSA and Senior Management shall not affect the calculation of the final distribution pursuant to the Carve-Out.

                                  ARTICLE XII.

                       PROCEDURES FOR RESOLVING DISPUTED,
                       CONTINGENT AND UNLIQUIDATED CLAIMS

12.1     OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS.

         As soon as practicable, but in no event later than 120 days after the Effective Date (unless extended by an order of the Bankruptcy Court), the Plan Administration Committee or the Reorganized Debtor, as the case may be, shall file objections to Claims with the Bankruptcy Court and serve such objections upon the holders of each of the Claims to which objections are made. Nothing contained herein, however, shall limit the Plan Administration Committee or the Reorganized Debtor's right to object to Claims, if any, filed or amended more than 120 days after the Effective Date. Subject to the limitations set forth in this Plan, and the oversight of the Plan Administration Committee, the Reorganized

Debtor shall be authorized to, and shall, resolve all Disputed Claims by withdrawing or settling such objections thereto (without the necessity of Bankruptcy Court approval), or by litigating to judgment in the Bankruptcy Court or such other court having competent jurisdiction the validity, nature, and/or amount thereof.

12.2     NO DISTRIBUTIONS PENDING ALLOWANCE.

         Notwithstanding any other provision of the Plan, no payments or distributions by the Reorganized Debtor shall be made with respect to all or any portion of a Disputed Claim or Disputed Equity Interest unless and until all objections to such Disputed Claim or Disputed Equity Interest have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim or Disputed Equity Interest, or some portion thereof, has become an Allowed Claim or Allowed Equity Interest, as the case may be.

                                 ARTICLE XIII.

                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

13.1     REJECTED CONTRACTS AND LEASES.

         Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, each of the executory contracts and unexpired leases to which Petsec is a party, to the extent such contracts or leases are executory contracts or unexpired leases under Bankruptcy Code Section 365, shall be assumed by the Debtor on the Effective Date, unless such contract or lease
(a) previously (i) shall have been rejected by Petsec, or (ii) shall have expired or terminated pursuant to its own terms, or (b) is described on the schedule of rejected contracts and leases annexed hereto as Exhibit 1; provided, however, that neither the inclusion by the Debtor of a contract or lease on
Exhibit 1 nor anything contained in this Section 14.1 shall constitute an admission by the Debtor that such contract or lease is an executory contract or unexpired lease or that the Debtor or his successors and assigns has any liability thereunder. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions and rejections described in this
Section 14.1, pursuant to Bankruptcy Code Section 365, as of the Confirmation Date.

13.2     BAR DATE FOR REJECTION DAMAGE CLAIMS.

         If the rejection of any executory contract or unexpired lease pursuant to Section 14.1 above gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtor, its Estate, the Reorganized Debtor or their respective successors or properties unless a proof of Claim is filed and served on the Reorganized Debtor within 30 days after service of notice of entry of the Confirmation Order or such other date as prescribed by the Bankruptcy Court.

13.3     CURE PAYMENTS; FUTURE PERFORMANCE.

         Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default shall be satisfied, under Bankruptcy Code Section 365, by Cure payments to be made by the Reorganized Debtor on the later of (a) the Effective Date or (b) the date on which such Claim becomes an Allowed Claim (or as soon as reasonably practicable thereafter). Confirmation of the Plan shall be deemed (a) adequate assurance of prompt cure of any default under any executory contract or unexpired lease to be assumed under the Plan based solely upon the Debtor's obligation in the Plan to make the Cure payments and (b) adequate assurance of the performance under such executory contracts and unexpired leases.

                                  ARTICLE XIV.

                          MODIFICATIONS AND AMENDMENTS

         The Plan Proponent may alter, amend, or modify the Plan or any Exhibits thereto under Bankruptcy Code Section 1127(a) at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial Consummation of the Plan as defined in Bankruptcy Code Section 1101(2), the Debtor may, under Bankruptcy Code Section 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not materially and adversely impact the treatment of holders of Claims or Equity Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

                                  ARTICLE XV.

                                  JURISDICTION

15.1     RETENTION.

         Under Bankruptcy Code Sections 105(a) and 1142, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

         15.1.1 Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim, and the resolution of any objections to the allowance or priority of Claims or Equity Interest;

         15.1.2 Hear and determine all applications for compensation and reimbursement of expenses of Professionals under Bankruptcy Code Sections 330, 331, 503(b),

1103 and 1129(a)(4) for services rendered and expenses incurred on or before the Effective Date;

         15.1.3 Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which Debtor is a party or with respect to which Debtor may be liable, including, if necessary, the liquidation or allowance of any Claims arising therefrom;

         15.1.4 Effectuate performance of and payments under the provisions of the Plan;

         15.1.5 Determine any and all adversary proceedings, motions, applications, and contested or litigated matters, including, but not limited to, all claims and causes of action pursuant to Bankruptcy Code Sections 510, 542 543, 544, 545, 546, 547, 548, 549, 550, 551 as well as any claim, cause of action or right described in Section 7.6 of the Plan or in the Disclosure Statement;

         15.1.6 Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

         15.1.7 Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

         15.1.8 Consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

         15.1.9 Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

         15.1.10 Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reserved, stayed, revoked, modified, or vacated;

         15.1.11 Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

         15.1.12 Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

         15.1.13 Hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code Sections 346, 505 and 1146;

         15.1.14 Hear and determine all matters related to the property of the Estate or the Reorganized Debtor from and after the Effective Date;

         15.1.15 Hear and determine such other matters as may be provided in the Confirmation Order and as may be authorized under the provisions of the Bankruptcy Code; and

         15.1.16 Enter final decrees closing the Chapter 11 Case.

                                  ARTICLE XVI.

                             EFFECTS OF CONFIRMATION

16.1     BINDING EFFECT.

         The Plan shall be binding upon all present and former holders of Claims and Equity Interests, and their respective successors and assigns, including the Reorganized Debtor.

16.2     MORATORIUM, INJUNCTION AND LIMITATION OF RECOURSE FOR PAYMENT.

         Except as otherwise provided in the Plan or by subsequent order of the Bankruptcy Court, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date, all Persons who have held, hold, or may hold Claims against or Equity Interests in Petsec are permanently enjoined from taking any of the following actions against the Estate, the Reorganized Debtor, the Debtor, the Creditors' Committee, the Plan Administration Committee, or any of their respective officers, directors, attorneys or financial advisors or any of their respective property on account of any such Claims or Equity Interests:
(a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any Lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor or the Reorganized Debtor; and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such Persons from exercising their rights pursuant to and consistent with the terms of this Plan.

16.3     EXCULPATION AND LIMITATION OF LIABILITY.

         Notwithstanding any other provision of this Plan, no holder of a Claim or Equity Interest shall have any right of action against the Debtor, the Reorganized Debtor, the Creditors' Committee, the Plan Administration Committee, or any of their respective officers, directors, attorneys or financial advisors for any act or omission in connection with, relating to or arising out of the Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan.

16.4     RELEASE OF OFFICERS, DIRECTORS, EMPLOYEES AND REPRESENTATIVES.

         Except as otherwise provided in the Plan, the Debtor and the Reorganized Debtor shall be deemed to have released and discharged on the Effective Date, all current and former officers, directors, agents, employees and representatives of the Debtor and members of the Creditors' Committee, including, without limitation, the attorneys and financial advisors employed by the Debtor and the Creditors' Committee of any Claim or cause of action arising prior to the Effective Date.

16.5     INSURANCE.

         Confirmation and consummation of the Plan shall have no effect on insurance policies of the Debtor in which the Debtor is or was the insured party; the Reorganized Debtor shall become the insured party under such policies. Each insurance company is prohibited from, and the Confirmation Order shall include an injunction against denying, refusing, altering or delaying coverage on any basis regarding or related to the Debtor's bankruptcy, the Plan or any provision within the Plan, including the treatment or means of liquidation set out within the Plan for insured Claims.

                                  ARTICLE XVII.

                                    DISCHARGE

17.1     DISCHARGE.

         Except as provided herein, upon the Effective Date, the Debtor shall be deemed discharged and released pursuant to Bankruptcy Code Section 1141(d)(1)(A) from any and all Claims. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor in accordance with the Plan. All property of the Reorganized Debtor shall be free of any Liens except as provided in the Plan. The Confirmation Order shall be a judicial determination of discharge of all such Claims.

17.2     VESTING.

         On the Effective Date, all property of the Estate shall vest in the Reorganized Debtor, free and clear of all Liens, Claims and encumbrances, except as otherwise provided herein.


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                                 ARTICLE XVIII.

                            MISCELLANEOUS PROVISIONS

18.1     PAYMENT OF STATUTORY FEES.

         All fees payable under 28 U.S.C. Section 1930 shall be paid on or before the Effective Date.

18.2     REVOCATION, WITHDRAWAL OR NON-CONSUMMATION.

         The Plan Proponent reserves the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If the Plan Proponent revokes or withdraws the Plan, or if Confirmation or Consummation does not occur, then, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtor or any other Person, (ii) prejudice in any manner the rights of the Debtor or any other Person, or (iii) constitute an admission of any sort by the Debtor or any other Person.

18.3     SEVERABILITY OF PLAN PROVISIONS.

         If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtor with the consent of the Creditors' Committee, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may be altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

18.4     SUCCESSORS AND ASSIGNS.

         The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person.


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


18.5     TERM OF INJUNCTION OR STAYS.

         Unless otherwise provided herein, in the Confirmation Order, or in any other order of the Bankruptcy Court, all injunctions or stays provided for in the Chapter 11 Case under Bankruptcy Code Sections 105 or 362 or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until all property of the Estate of Debtor has been distributed and Reorganized Debtor has been dissolved.

18.6     GOVERNING LAW.

         Unless a rule of law or procedure is supplied by federal law, including the Bankruptcy Code and Bankruptcy Rules, (a) the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, and (b) corporate governance matters shall be governed by the laws of the state of incorporation, without giving effect to the principles of conflicts of law thereof.


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


Dated:    June 30, 2000                     PETSEC ENERGY INC.
                                            Debtor and Debtor-In-Possession


                                                 /s/ James E. Slatten, III
                                            ------------------------------------
                                            By:  James E. Slatten, III
                                            Its: Vice President-Land and Legal


D. PATRICK KEATING
Bar No. 14417-7230
137 West Landry Street
P.O. Box 510
Opelousas, Louisiana 70571

      -and-

VINSON & ELKINS L.L.P.
Daniel C. Stewart
Paul E. Heath
David Stephenson
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201-2975
Tel: (214) 220-7700
Fax: (214) 220-7716


By:  /s/ Rick Keating
   -----------------------
     One of Counsel

ATTORNEYS FOR THE DEBTOR


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


                                    EXHIBITS

EXHIBIT 1   -   Schedule of Assumed Contracts and Leases


(This exhibit will be provided to the Securities and Exchange Commission upon request.)



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